               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         YEAR ENDED DECEMBER 31,
                                        1994            1995          1996

        Net loss  . . . . . . . . .   $(7,146,789)  $(18,097,026) $(25,046,591)

        Income tax expense (benefit)           --             --            --
                                      -----------------------------------------
        Loss before income taxes  .   $(7,146,789)  $(18,097,026) $(25,046,591)
        Fixed charges included in
          income:
           Interest and related
             charges on debt               26,110        733,566     1,797,112
           Portion of rentals deemed
             to be interest . . . .       142,666        578,214       682,708
                                      -----------------------------------------
        Total fixed charges included
          in income . . . . . . . .       168,777      1,311,780     2,479,820
                                      -----------------------------------------
        Earnings available for
          fixed charges . . . . . .   $(6,978,012) $(16,785,246)  $(22,566,771)
                                      =========================================
        Fixed Charges:
          Fixed charges included
            in income . . . . . . .   $   168,777  $  1,311,780   $  2,479,820
          Interest capitalized in
            the period  . . . . . .           --            --             --
                                      -----------------------------------------
        Total fixed charges . . . .   $   168,777  $  1,311,780   $  2,479,820
                                      =========================================

        Ratio of earnings to fixed
          charges(1). . . . . . . .           --            --            --
                                      =========================================


--------------------------
(1) Earnings were insufficient to cover fixed charges for the periods ended December 31, 1994, 1995 and 1996 by $7.0 million, $16.8 million and $22.6 million, respectively.